Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ARC Document Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-1700361
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1981 N. Broadway, Suite 385 Walnut Creek, CA	94596
(Address of principal executive offices)	(Zip Code)

ARC Document Solutions, Inc. 2014 Stock Incentive Plan

(Full title of the plan)

D. Jeffery Grimes, Esq. 1981 N. Broadway, Suite 385 Walnut Creek, CA 94596 (925) 949-5100	Copy to: Brian M. Wong, Esq. Pillsbury Winthrop Shaw Pittman LLP Four Embarcadero Center, 22nd Floor San Francisco, CA 94111 (415) 983-1000
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☒

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	3,500,000	$6.29	$22,015,000	$2,836

(1)	Pursuant to Rule 416, this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of outstanding shares of Common Stock of the Registrant.
(2)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, (the “Securities Act”) solely for the purposes of calculating the registration fee, based on the average high and low prices of the Registrant’s Common Stock on May 2, 2014, as reported on the New York Stock Exchange.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register 3,500,000 shares of Common Stock, par value $0.001 per share, of ARC Document Solutions, Inc. (the “Registrant”) that may be issued under the ARC Document Solutions, Inc. 2014 Stock Incentive Plan (the “2014 Plan”). The 2014 Plan replaced the American Reprographics Company 2005 Stock Plan (the “2005 Plan”) effective May 1, 2014.

PART I

INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

Item 1. Plan Information

See Item 2 below.

Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the 2014 Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. We will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Prospectus as set forth in Form S-8), other than exhibits to such documents that are not specifically incorporated by reference, the other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act and additional information about the Plan. Requests should be directed to Investor Relations, ARC Document Solutions, Inc., 1981 N. Broadway, Suite 385, Walnut Creek, CA 94596, (925) 945-5100.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference the documents listed below and those filings we may make with the Commission after the date of the initial registration statement and prior to the effectiveness of such registration statement:

•	our Annual Report on Form 10-K (File No. 001-32407) for the fiscal year ended December 31, 2013, filed with the Commission on March 14, 2014;

•	our Current Reports on Forms 8-K (File No. 001-32407), filed with the Commission on February 25, 2014 and May 7, 2014 (excluding any portions furnished under Item 2.02); and

•	the description of our common stock contained in the Registration Statement on Form 8-A (File No. 001-32407) filed with the Commission on January 13, 2005, including any amendment(s) or report(s) filed for the purpose of updating such description.

We also incorporate by reference any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until this offering has been completed.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby has been passed upon for the Registrant by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Article VI of our Restated Certificate of Incorporation provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. Our Restated Certificate of Incorporation and Second Amended and Restated By-laws provide that the Registrant will indemnify its directors and officers (including the right to be paid for related expenses incurred in defending or participating in any proceeding) to the fullest extent authorized or permitted by law, as the same exists now or may be amended hereafter.

We have has also entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as our directors or officers to the fullest extent not prohibited by law. We maintain liability insurance for our officers and directors.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Index to Exhibits, which list of exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Walnut Creek, California, on May 7, 2014.

ARC Document Solutions, Inc.

By:	/s/ D. Jeffery Grimes
D. Jeffery Grimes Vice President and Secretary

POWER OF ATTORNEY

We, the undersigned officers and directors of ARC Document Solutions, Inc. hereby severally constitute and appoint Kumarakulasingam Suriyakumar, John E.D. Toth and D. Jeffery Grimes and each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable ARC Document Solutions, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ KUMARAKULASINGAM SURIYAKUMAR	Chairman, President and Chief Executive Officer,	May 7, 2014
Kumarakulasingam Suriyakumar	Director (Principal Executive Officer)

/s/ JOHN E.D. TOTH	Chief Financial Officer (Principal Financial Officer)	May 7, 2014
John E.D. Toth

/s/ JORGE AVALOS	Chief Accounting Officer (Principal Accounting Officer)	May 7, 2014
Jorge Avalos

/s/ THOMAS J. FORMOLO	Director	May 1, 2014
Thomas J. Formolo

/s/ ERIBERTO SCOCIMARA	Director	May 1, 2014
Eriberto Scocimara

/s/ DEWITT KERRY MCCLUGGAGE	Director	May 1, 2014
Dewitt Kerry McCluggage

/s/ JAMES F. MCNULTY	Director	May 1, 2014
James F. McNulty

/s/ MARK W. MEALY	Director	May 1, 2014
Mark W. Mealy

/s/ MANUEL PEREZ DE LA MESA	Director	May 1, 2014
Manuel Perez de la Mesa

INDEX TO EXHIBITS

Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.2 to the Registrant’s Form 10-K filed on March 13, 2013 and incorporated herein by reference)

4.2	Second Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.1 to Registrant’s Form 8-K filed on October 6, 2009 and incorporated herein by reference)

4.3	Specimen Common Stock Certificate (filed as Exhibit 4.1 to Registrant’s Form S-1 filed on October 15, 2004 and incorporated herein by reference)

4.4	ARC Document Solutions, Inc. 2014 Stock Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 7, 2014 and incorporated herein by reference)

4.5	Amendment No. 1 to ARC Document Solutions, Inc. 2014 Stock Incentive Plan (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 7, 2014 and incorporated herein by reference)

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the validity of the securities being registered

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (See Exhibit 5.1)

24.1*	Power of Attorney (Included as part of signature page)

*	Filed herewith.